EXHIBIT 21.1
POPULAR, INC.
AS OF DECEMBER 31, 2010
Subsidiaries of the Registrant

Jurisdiction of
Name	Incorporation
Banco Popular de Puerto Rico	Puerto Rico
Popular Auto, Inc.	Puerto Rico
Popular Mortgage, Inc.	Puerto Rico
BP Sirenusa International, LLC	Delaware
BP Faros del Oeste SPV, LLC	Delaware
BP TL AT 2014 SPV, LLC	Delaware
BP APADH SPV, LLC	Delaware
Popular Capital Trust I	Delaware
Popular Capital Trust II	Delaware
Popular Capital Trust III	Delaware
Popular Insurance, Inc.	Puerto Rico
Popular International Bank, Inc.	Puerto Rico
Popular Insurance V.I., Inc.	U.S. Virgin Islands
Tarjetas y Transacciones en Red Tranred, C.A.	Venezuela
Popular North America, Inc.	Delaware
Banco Popular North America	New York
E-LOAN, Inc.	Delaware
Equity Real Estate Solutions, LLC (Inactive)	Pennsylvania
Popular Equipment Finance, Inc.	Delaware
Popular Insurance Agency USA, Inc.	Delaware
BanPonce Trust I	Delaware
Equity One, Inc.	Delaware
Popular ABS, Inc. (Inactive)	Delaware
Popular North America Capital Trust I	Delaware
Popular Securities, Inc.	Puerto Rico
Popular Risk Services, Inc.	Puerto Rico
Popular Life RE	Puerto Rico
Metropolitana de Préstamos, Inc. (Inactive)	Puerto Rico
Popular Assets Management, Inc. (Inactive)	Puerto Rico
Puerto Rico Parking Corporation (Inactive)	Puerto Rico